Exhibit 21

Subsidiaries of the Registrant

Advanced Communications USA, LLC (Delaware)

BCI Communications, Inc. (Delaware)

DirectSat USA, LLC (Delaware)

FTS USA, LLC (Delaware)

Nex-Link USA Communications, Inc. (California)

Unitek Acquisition, Inc. (Delaware)

Unitek Canada Inc. (Ontario)

Unitek Holdings, Inc. (Delaware)

Unitek Midco, Inc. (Delaware)

UniTek USA, LLC (Delaware)

Wirecomm Systems (2008), Inc. (Canada)